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                    May 31, 2022

       Ryan Hymel
       Chief Financial Officer
       Playa Hotels & Resorts N.V.
       Nieuwezijds Voorburgwal 104
       1012 SG Amsterdam, the Netherlands

                                                        Re: Playa Hotels &
Resorts N.V.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-38012

       Dear Ryan Hymel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Michael McTiernan